CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

DELTATHREE, INC.

(pursuant to Section 242 of the Delaware General Corporation Law)

deltathree, Inc., a Delaware corporation, hereby certifies as follows:

1.           The name of the corporation is deltathree, Inc. (hereinafter the “Corporation”).

2.           The Corporation's Certificate of Incorporation was initially filed with the Secretary of State of the State of Delaware on January 27, 1998. Such Certificate of Incorporation was amended on May 17, 1999. The Certificate of Incorporation was amended and restated on September 24, 1999, and such Amended and Restated Certificate of Incorporation was further amended on November 19, 1999, and on December 11, 2000.  The Amended and Restated Certificate of Incorporation was amended and restated on July 2, 2002.

3.           The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by deleting Article Fourth thereof and replacing it with the following:

 “FOURTH:         (a)  Authorized Capital Stock. The total number of shares of stock which the Corporation shall have authority to issue is 225,000,000 shares of capital stock, consisting of (i) 200,000,000 shares of common stock, par value $0.001 per share (the "Common Stock") and (ii) 25,000,000 shares of preferred stock, par value $0.001 per share (the "Preferred Stock").  Effective upon the filing of this Amendment to the Amended and Restated Certificate of Incorporation, without any further action on the part of the Company or its stockholders, (i) each share of the Company’s Class A common stock, par value $0.001 per share (the “Class A Common Stock”) outstanding immediately prior thereto shall be redesignated as one share of Common Stock (and outstanding certificates that had theretofore represented shares of Class A Common Stock shall thereupon represent the number of shares of Common Stock they have been converted into despite the absence of any indication thereon to that effect), and (ii) all references to the Class A Common Stock or any right to purchase or acquire the Class A Common Stock (whether in the Amended and Restated Certificate of Incorporation or otherwise) shall refer to the Common Stock.

(b)  Common Stock. The powers, preferences and rights, and the qualifications, limitations and restrictions, of the Common Stock are as follows:

1

                      (1)  Voting Rights. Subject to the rights of the holders of Preferred Stock, and subject to any other provisions of the Amended and Restated Certificate of Incorporation, as it may be amended from time to time, each share of Common Stock shall entitle the holder thereof to one (1) vote upon all matters upon which stockholders shall have the right to vote. The holders of Common Stock are not entitled to cumulative voting rights.

                      (2)  Dividends; Stock Splits. Subject to the rights of the holders of Preferred Stock, and subject to any other provisions of the Amended and Restated Certificate of Incorporation, as it may be amended from time to time, holders of shares of Common Stock shall be entitled to receive such dividends and other distributions in cash, stock or property of the Corporation when, as and if declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor.

                      (3)  Liquidation, Dissolution, etc. In the event of any liquidation, dissolution or winding up (either voluntary or involuntary) of the Corporation, the holders of shares of Common Stock shall be entitled to receive the remaining assets and funds of the Corporation available for distribution after payments to creditors and to the holders of any Preferred Stock of the Corporation that may at the time be outstanding, ratably in proportion to the number of shares of Common Stock held by them.

                      (4)  No Preemptive or Subscription Rights. No holder of shares of Common Stock shall be entitled to preemptive or subscription rights.

                      (5)  Power to Sell and Purchase Shares. Subject to the requirements of applicable law, the Corporation shall have the power to issue and sell all or any part of any shares of any class of stock herein or hereafter authorized to such persons, and for such consideration, as the Board of Directors shall from time to time, in its discretion, determine, whether or not greater consideration could be received upon the issue or sale of the same number of shares of another class, and as otherwise permitted by law. Subject to the requirements of applicable law, the Corporation shall have the power to purchase any shares of any class of stock herein or hereafter authorized from such persons, and for such consideration, as the Board of Directors shall from time to time, in its discretion, determine, whether or not less consideration could be paid upon the purchase of the same number of shares of another class, and as otherwise permitted by law.

                      (c)  Preferred Stock. The Board of Directors is hereby expressly authorized to provide for the issuance of all or any shares of the Preferred Stock in one or more classes or series, and to fix for each such class or series such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such class or series and as may be permitted by the GCL, including, without limitation, the authority to provide that any such class or series may be (i) subject to redemption at such time or times and at such price or prices; (ii) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series; (iii) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation; or (iv) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other  series of the same or any other class or classes of stock, of the Corporation at such price or prices or at such rates of exchange and with such adjustments; all as may be stated in such resolution or resolutions.”

4.           The foregoing amendment was duly adopted in accordance with Section 242 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be duly executed on its behalf this 6th day of August, 2009.

DELTATHREE, INC.

By:	/s/ Peter Friedman
Name: Peter Friedman
Title: General Counsel and Secretary